EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Nicole Culbertson
(650) 849-1649

Essex Property Trust Announces $130 Million
Convertible Preferred Equity Offering

Palo Alto, California - July 20, 2006 - Essex Property Trust, Inc. (NYSE:ESS) a fully integrated Real Estate Investment Trust (REIT) that invests in apartment communities located in highly desirable, supply-constrained markets, announced today its intention to offer 5.2 million shares of its Series G Cumulative Convertible Preferred Stock at $25 per share for estimated gross proceeds of $130 million. The Company also intends to grant the underwriter an option to purchase an additional 780,000 shares of its Series G Cumulative Convertible Preferred Stock.

Essex intends to use the net proceeds of the offering to pay down outstanding borrowings under its lines of credit, which bore interest at a blended rate of 5.76% for the quarter ended June 30, 2006, fund the development pipeline and for general corporate purposes.

Banc of America Securities LLC is acting as sole book running manager for the offering. A registration statement relating to these securities has been filed with the SEC. Copies of the prospectus can be obtained from Banc of America Securities LLC at the following address:

  Banc of America Securities LLC
  Capital Markets Operations (Prospectus Fulfillment)
  100 West 33rd Street
  New York, NY 10001

Essex Property Trust, Inc., located in Palo Alto, California and traded on the New York Stock Exchange (ESS), is a fully integrated real estate investment trust (REIT) that acquires, develops, redevelops, and manages multifamily residential properties in selected West Coast communities. Essex currently has ownership interests in 126 multifamily properties (26,543 units), and has 551 units in various stages of development. Additional information about Essex can be found on the Company’s web site at www.essexpropertytrust.com. If you would like to receive future press releases via e-mail-please send a request to investors@essexpropertytrust.com.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include the expectations, plans and prospects for the Company, including whether or not the Company will offer the Series G Convertible Preferred Stock or consummate the offering and the anticipated use of proceeds of the offering. The statements made by the Company are based upon management's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company's control and the risk factors and other cautionary statements described in the Company's filings with the SEC, including the Risk Factors section in Item 1A of the Company's Quarterly Report on Form 10-Q filed on May 10, 2006 (see page 25). The Company does not intend to update these statements and undertakes no duty to any person to affect any such update under any circumstance.

925 East Meadow Drive Palo Alto California 94303 telephone 650 494 3700 facsimile 650 494 8743
www.essexpropertytrust.com